Exhibit 3.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OMP GP LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OMP GP LLC

i

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OMP GP LLC

ii

ARTICLE XIII GENERAL PROVISIONS		35

Section 13.1	Addresses and Notices.	35
Section 13.2	Amendment.	35
Section 13.3	Creditors.	35
Section 13.4	Applicable Law; Submission to Jurisdiction.	35
Section 13.5	Invalidity of Provisions.	36
Section 13.6	Third Party Beneficiaries.	36

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OMP GP LLC

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OMP GP LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of OMP GP LLC (the “Company”), dated as of May 22, 2017 (the “Effective Date”) is entered into by the Members of the Company.

RECITALS:

WHEREAS, OMS Holdings LLC, a Delaware limited liability company (“OMS Holdings”), formed the Company as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware effective as of June 25, 2014;

WHEREAS, the Company was previously governed by that certain Limited Liability Company Agreement (the “Original LLC Agreement”) effective as of June 25, 2014;

WHEREAS, OMS Holdings, as the sole Member under the Original LLC Agreement, now desires to amend and restate the Original LLC Agreement in its entirety by executing this Amended and Restated Limited Liability Company Agreement, effective on the Effective Date, whereas each Person whose name is set forth on Schedule I or Schedule II will be admitted to the Company as a Member, in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Company and the Members desire to enter into this Agreement to reflect the agreement of the Company and the Members as set forth herein.

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Members hereby enter into this Agreement:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Additional Member” has the meaning assigned to such term in Section 3.8.

“Adjusted Capital Account Deficit” means, with respect to a Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of OMP GP LLC, as it may be amended, supplemented or restated from time to time. This Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.

“Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Company at the end of such quarter (other than Net Capital Transaction Proceeds) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Managing Member to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such quarter, (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or Property is subject, or (c) purchase a Class B Unit from a Grantee upon exercise of a call option in accordance with the applicable Incentive Unit Award Agreement; provided, however, that all cash and cash equivalents expected to be received (including distributions declared by the Partnership but not yet paid) from the Partnership in respect of such quarter or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been received, made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the Managing Member so determines in its reasonable discretion.

“Board” means the board of directors of the Company.

“Capital Account” means, with respect to any Member, a separate account established by the Company and maintained for each Member in accordance with Section 7.3 hereof.

“Capital Contribution” means any cash, cash equivalents or the value of Contributed Property contributed to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman” has the meaning assigned to such term in Section 8.2(d).

“Class A Per Unit Capital Account” means the aggregate Capital Accounts attributable to the Class A Units divided by the number of outstanding Class A Units.

“Class A Units” has the meaning assigned to such term in Section 3.2.

“Class B Per Unit Capital Account” means with respect to each class of Class B Units, the aggregate Capital Accounts attributable to the Class B Units in such class divided by the number of such Class B Units in such class.

“Class B Per Unit Target Capital” means with respect to each class of Class B Units, the Class A Per Unit Capital Account reduced by the Threshold Value assigned to such class of Class B Units in the Incentive Unit Agreement pursuant to which they were issued.

“Class B Target Deficit Amount” means with respect to each class of Class B Units, the excess, if any, of the Class B Per Unit Target Capital over the Class B Per Unit Capital Account.

“Class B Units” has the meaning assigned to such term in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Company” means OMP GP LLC, a Delaware limited liability company, and any successors thereto. For the avoidance of doubt, references in this Agreement to the Company shall not include the Partnership or any of its Subsidiaries.

“Company Group” means Oasis Petroleum, Inc., the Company, the Partnership and any of their respective Subsidiaries.

“Contributed Property” means any property, contract or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

“Creditors’ Rights” means applicable bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights and remedies generally and general equitable principles.

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Directors” has the meaning assigned to such term in Section 8.1.

“Distribution Eligible Class B Unit” means a Class B Unit that is entitled to distributions under the applicable Incentive Unit Award Agreement.

“Distribution Ineligible Class B Unit” means a Class B Unit that is not entitled to distributions under the applicable Incentive Unit Award Agreement.

“Distribution Percentage” means, with respect to a holder of newly-Distribution Eligible Class B Units, the ratio of (a) such newly-Distribution Eligible Class B Units held to (b) the sum of (x) the number of Class A Units and Distribution Eligible Class B Units issued and outstanding at the time that the relevant Reallocated Distribution Amount was distributed to the holders of the Class A Units and the Distribution Eligible Class B Units and (y) the number of newly-Distribution Eligible Class B Units.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 7.3(b):

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Managing Member;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Managing Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the issuance by the Company of Class B Units; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Managing Member.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group Member” means a member of the Company Group.

“Incentive Unit Award Agreement” means each agreement to be entered into between the Company and each recipient of Class B Units on the Effective Date, in the Incentive Unit Award

Agreement form attached as Exhibit B or, in the case of any Person receiving Class B Units after the Effective Date, in the Incentive Unit Award Agreement form attached as Exhibit B or in such other form as is approved by the Managing Member.

“Indemnitee” means (a) the Managing Member; (b) any Person who is or was an Affiliate of the Company; (c) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Company, any Group Member or the Partnership; (d) any Person who is or was serving at the request of the Managing Member as a member, partner, director, officer, fiduciary or trustee of another Person, in each case, acting in such capacity, provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” has the meaning assigned to such term in Section 8.2(c)(ii).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

“Listing Date” means the first day upon which the Common Units are listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Managing Member” means OMS Holdings or, if OMS Holdings no longer holds any Units, the holder of the largest number of Class A Units.

“Member” means any holder of a Class A Unit or a Class B Unit.

“Membership Interest” means the interest of a Member in the Company, which interest may be represented by Units representing all or a fractional part of such interest, including: (a) rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate of Formation, this Agreement or otherwise) in its capacity as a Member; and (b) all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate of Formation, this Agreement, or otherwise) in its capacity as a Member.

“newly-Distribution Eligible Class B Unit” has the meaning given to such term in Section 4.1(b).

“Net Capital Transaction Proceeds” means the cash, notes, equity interests and any other consideration derived from the sale or other disposition of all or a portion of the Company’s assets.

“Officer” has the meaning given to such term in Section 9.1(a).

“OMS Holdings” has the meaning given to such term in the Recitals.

“Original LLC Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Partners” has the meaning assigned to such term in the Partnership Agreement.

“Partnership” means Oasis Midstream Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Oasis Midstream Partners LP, as it may be amended, supplemented or restated from time to time.

“Partnership Interest” means an interest in the Partnership, which shall include any general partner interest and limited partner interests but shall exclude any options, rights, warrants, appreciation rights tracking and phantom interests, and other economic interests relating to an equity interest in the Partnership.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax Laws.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Profits” and “Losses” means, for each Taxable Year, an amount equal to the Company’s net taxable income or loss for such Taxable Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from U.S. federal income Tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted Tax basis of such Property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Profits and Losses shall not include any items specially allocated pursuant to Section 5.2.

“Profits Interest” has the meaning assigned to such term in Section 7.7.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Reallocated Distribution Amount” means, with respect to a Distribution Ineligible Class B Unit, the amount that would have been distributed to such holder of a Distribution Ineligible Class B Unit if such Class B Unit were a Distribution Eligible Class B Unit.

“Record Date” means the date established by Company for determining the identity of the holders of the Class A Units and Class B Units entitled to receive the distributions made in accordance with this Agreement.

“Regulatory Allocations” has the meaning assigned to such term in Section 5.2(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities Exchange Commission thereunder.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to, any net income, gross income, gross receipts, profits, excise or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.

“Taxable Year” shall mean the calendar year.

“Tax Matters Member” shall have the meaning assigned to such term in Section 12.4.

“Tax Return” means any return, election, declaration, report, schedule, return, document, opinion or statement, including any amendments or attachments thereof, which are required to be submitted to any governmental agency having authority to assess Taxes.

“Threshold Value” has the meaning provided in the Incentive Unit Award Agreement.

“Transaction Documents” means this Agreement, each Incentive Unit Award Agreement, and each other agreement attached as an exhibit (including any exhibit, schedule or other attachment to any exhibit).

“Transfer,” including the correlative terms “Transferring” and “Transferred,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of Law) of Membership Interests (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Membership Interests is Transferred or shifted to another Person.

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed or final Treasury Regulations.

“Vested Class B Units” has the meaning assigned to such term in Section 3.3.

“Units” has the meaning assigned to such term in Section 3.2.

“Unvested Class B Units” has the meaning assigned to such term in Section 3.3.

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Partnership Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iv) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

On June 25, 2014, OMS Holdings formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.2 Name. The name of the Company shall be “OMP GP LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time and shall promptly notify the Managing Member of such change.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1001 Fannin Street, Suite 1500, Houston, Texas 77002, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing Member and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, the Partnership or any Subsidiary of the Partnership.

Section 2.5 Powers.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term.

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in existence in perpetuity or until the dissolution of the Company in accordance with the provisions of ARTICLE XI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7 Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Members shall not have any ownership interest in such Company assets or any portion thereof.

ARTICLE III

MEMBERS; UNITS; VOTING

Section 3.1 Members.

The Persons listed on Schedule I and Schedule II shall be admitted to the Company as a Member automatically and without any further action by the Managing Member upon such Person’s execution and delivery to the Company of this Agreement and, in the case of a Member holding Class B Units, the applicable Incentive Unit Award Agreement.

Section 3.2 Unit Designations and Authorized Units.

The Membership Interests in the Company shall be designated as “Units” and initially divided into two classes of Units referred to as the “Class A Units” and “Class B Units.” The Company is authorized to issue 900,000 Units designated as Class A Units and 150,000 Units designated as Class B Units.

Section 3.3 Class B Units.

The Company may from time to time, with the approval of the Managing Member, issue Class B Units in one or more classes or series with such designations, preferences and rights as shall be fixed by the Managing Member up to the total number of Class B Units authorized under Section 3.2 to service providers of the Company Group and admit such Persons as Additional Members, in each case, pursuant to the terms of the applicable Incentive Unit Award Agreements. For the avoidance of doubt, any such issuance of additional Class B Units shall decrease the distributions otherwise payable with respect to both Class A Units and Class B Units pursuant to ARTICLE IV (to the extent distributions are payable with respect to such additional Class B Units under ARTICLE IV). All Class B Units issued to a Member hereunder shall be subject to the terms and conditions of the Incentive Unit Award Agreement executed by such Member. The Class B Units may be vested (the “Vested Class B Units”) or unvested (the “Unvested Class B Units”). Unvested Class B Units shall vest or remain unvested in the manner and subject to the conditions set forth in the applicable Incentive Unit Award Agreement under which such Class B Units are granted; provided, however, that the Managing Member may, in its sole discretion, accelerate the vesting of any Unvested Class B Unit and modify the number of Unvested Class B Units subject to any call right of the Company pursuant to the applicable Incentive Unit Award Agreement. Vested Class B Units and Unvested Class B Units may also constitute Distribution Eligible Class B Units. Each Class B Unit is intended to be a Profits Interest and accordingly the initial Capital Account associated with each Class B Unit shall be equal to $0.00. The Company and the holders of such Class B Units shall file all U.S. federal income Tax Returns consistent with such characterization, unless otherwise required by applicable Law. The Class B Units shall have no voting, consent or approval rights of any nature except as provided in Section 3.13.

Section 3.4 UCC Securities.

Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

Section 3.5 Unit Reissuance.

Class B Units that have been forfeited to the Company or are called by the Company as described in the applicable Incentive Unit Award Agreement may be reissued in accordance with this Agreement.

Section 3.6 No Other Persons Deemed Members.

Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to a Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 3.7 Members’ Schedules.

The Company shall maintain one or more schedules of all of the Members from time to time, their mailing addresses and the Membership Interests held by them (such schedules, as the same may be amended, modified or supplemented from time to time, collectively, the “Members’ Schedules”). A copy of the Members’ Schedule as of the Effective Date is attached hereto as Schedule I.

Section 3.8 Admission of Additional Members and Creation of Additional Units.

Subject to the limitations set forth in this ARTICLE III, the Company, with the approval of the Managing Member, may admit additional Members to the Company (each, an “Additional Member”).

Section 3.9 Conditions.

An Additional Member shall only be admitted to the Company with all the rights and obligations of a Member if: (a) all applicable conditions of ARTICLE VII are satisfied; and (b) such Additional Member, if not already a party to this Agreement, shall have executed and delivered to the Company (i) an Addendum Agreement in the form attached hereto as Exhibit C, or such other form as is approved by the Managing Member and (ii) such other documents or instruments as may be required by the Managing Member to effect the admission. No Transfer of Membership Interests otherwise permitted or required by this Agreement shall be effective, and no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Transfer, if the foregoing conditions are not satisfied.

Section 3.10 Rights and Obligations of Additional Members.

A transferee of Membership Interests who has been admitted as an Additional Member in accordance with this Agreement shall, from and after the date of the relevant Transfer, have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding Membership Interests.

Section 3.11 Date of Admission as Additional Member.

Admission of an Additional Member shall become effective on the date the applicable conditions set forth in Section 3.9 are satisfied. Upon the admission of an Additional Member: (a) the Company shall, without requiring the consent of any other Person, revise the Members’ Schedules to reflect the name and address of, and number and class of Membership Interests held by, such Additional Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Additional Member; and (b) in the event of a Transfer to such an Additional Member, the Transferring Member shall be relieved of its obligations under this Agreement with respect to such Transferred Membership Interests, except as set forth in the proviso to the following sentence. Any Member who Transferred all of such Member’s Membership Interests in one or more Transfers permitted pursuant to this Section 3.11 and ARTICLE VII (where each transferee was admitted as an Additional Member) shall cease to be a Member as of the last date on which all transferees are admitted as Additional Members; provided that, notwithstanding anything to the contrary in this Agreement, such Member shall not be relieved of any liabilities (including obligations that survive Transfers under Section 6.1(e)) incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Transfers any Membership Interests or ceases to be a Member hereunder.

Section 3.12 Limited Liability; No Liability of Members.

Except as otherwise provided under the non-waivable provisions of the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally for any debts, liabilities, contracts or other obligations of: (a) the Company, except to the extent set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member; or (b) any other Member. No Member shall have any responsibility or obligation to restore any deficit balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided in this Agreement or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 3.13 Voting.

Unless otherwise granted to the Board by this Agreement, the Directors and Members who own the Class B Units shall not have any voting or management rights with respect to the Company, and the Managing Member shall possess all voting rights in all matters relating to the Company, including, without limitation, matters relating to the granting of additional Class B Units, the amendment of this Agreement (subject to Section 13.2), any merger, consolidation or conversion of the Company, any sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company. The Managing Member may act by written consent without a meeting with respect to any action it could act upon at a meeting.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions of Available Cash.

(a) An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Company shall be distributed to the Members, pro rata based on the number of Class A Units and Distribution Eligible Class B Units held, within forty-five days after the end of such quarter.

(b) Notwithstanding Section 4.1(a), in connection with any distribution following the date on which a Distribution Ineligible Class B Unit becomes a Distribution Eligible Class B Unit (such unit a “newly-Distribution Eligible Class B Unit”), prior to making any distribution pursuant to Section 4.1(a), Available Cash shall first be distributed with respect to such newly-Distribution Eligible Class B Units until each holder of such newly-Distribution Eligible Class B Units receives an amount equal to the product of (i) the aggregate amount of (A) all prior distributions made to the holders of Class A Units and Distribution Eligible Class B Units pursuant to Section 4.1(a) during the time period such newly-Distribution Eligible Class B Units were outstanding but not eligible to receive distributions and (B) any distributions made pursuant to this Section 4.1(b) and (ii) the Distribution Percentage attributable to the relevant holder of such newly-Distribution Eligible Class B Units.

Section 4.2 Persons Entitled to Distributions.

Except as provided below, all distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the Record Date with respect to such quarter. For the avoidance of doubt, no distribution shall be paid with respect to any outstanding Class B Unit that is not a Distribution Eligible Class B Unit.

Section 4.3 Limitations on Distributions.

(a) No distributions shall be made to a holder of Class B Units that would cause the aggregate distributions made to such holder to exceed the sum of (i) the net income allocated to such holder in prior periods and (ii) the Managing Member’s reasonable determination of the net income that will be available for allocation to such holder for the current period.

(b) Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to this ARTICLE IV or ARTICLE XI.

ARTICLE V

ALLOCATIONS

Section 5.1 Profits and Losses.

Following the application of Section 5.2, Profits and Losses for each Taxable Year shall be allocated among the Members, pro rata based on the number of Class A Units and Vested Class B Units held.

Section 5.2 Regulatory and Special Allocations.

(a) Gross Income Allocations.

(i) In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.2(a) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this ARTICLE V have been made.

(ii) Holders of Distribution Eligible Class B Units, but not Vested Class B Units, shall be allocated items of Company income and gain in the amount equal to any distributions made with respect to such Distribution Eligible Class B Units.

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that, an allocation pursuant to this Section 5.2(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE V have been made.

(c) Limitations on Allocations of Losses. Notwithstanding any provision hereof to the contrary, no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit with respect to such Member. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(c) shall be allocated to the other Members not having an Adjusted Capital Account Deficit pro rata based on the number of Class A Units, Distribution Eligible Class B Units and/or Vested Class B Units held to the extent not otherwise limited by the preceding sentence.

(d) Revaluation Income and Gain. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, any resulting items of income and gain shall be specially allocated to the holders of Class B Units in accordance with their relative Class B Target Deficit Amounts until the Class B Target Deficit Amounts are reduced to zero.

(e) Allocations Upon Liquidation. All items of income, gain, loss and deduction in the year in which the Company is liquidated shall be allocated among the Members in such a manner so as to eliminate (to nearest extent possible) any Class B Target Deficit Amounts.

(f) Curative Allocations. The allocations set forth in Section 5.2(a)(i), Section 5.2(b) Section 5.2(c)and Section 5.2(c) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.2(f). Therefore, notwithstanding any other provision of this ARTICLE V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Section 5.1, Section 5.2(a)(ii), Section 5.2(d) and Section 5.2(e) without regard to the Regulatory Allocations.

Section 5.3 Tax Allocations: Code Section 704(c).

(a) Except as otherwise provided herein, for U.S. federal income Tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1 and Section 5.2, and (ii) each Tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 and Section 5.2.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income Tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”).

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(d) Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Company, in the discretion of the Managing Member, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Treasury Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Treasury Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 5.4 Change in Membership Interest.

In the event that the Members’ interests in the Company change during a Taxable Year, allocations shall be made taking into account the Members’ varying interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the Managing Member in a manner consistent with the allocation conventions used by the Partnership. Accordingly, income, gain, loss and deduction allocated to the Company by the Partnership with respect to each month shall be allocated to the Members based on their interests in the Company on the first day of such month. The Managing Member may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the Treasury Regulations or rulings promulgated thereunder.

Section 5.5 Withholding.

Each Member hereby authorizes the Company to withhold from income or distributions allocable to such Member and to pay over any Taxes payable by the Company or any of its Affiliates as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold any such Taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at the rate of interest per annum equal to the “prime rate” as published in the “Money Rates” column of The Wall Street Journal, which interest shall be treated as an item of Company income, until discharged by such Member by repayment, which may be made in the sole discretion of the Managing Member out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.5 shall be made at the maximum applicable statutory rate under applicable Tax Law unless the Managing Member shall have received an opinion of counsel or other evidence, satisfactory to the Managing Member, to the effect that a lower rate is applicable, or that no withholding is applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of Members.

Each Member severally, but not jointly, represents and warrants as of the Effective Date (or, in the case of an Additional Member, on the date it is admitted pursuant to Section 3.11) to the Company and each other Member that:

(a) Authority. Such Member has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or will be, a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party have been, or will be, duly authorized by all necessary action.

(b) Binding Obligations. This Agreement and each other Transaction Document to which such Member is, or will be, a party has been, or will be, duly and validly executed and delivered by such Member and constitutes, or shall constitute when so executed and delivered, the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to Creditors’ Rights.

(c) No Conflict. The execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party will not, with or without the giving of notice or the passage of time, or both: (i) violate any Law to which such Member is subject; (ii) violate any order, judgment or decree applicable to such Member; or (iii) conflict with, or result in a breach or default under, (A) any term or condition of such Member’s organizational documents, if applicable, or (B) any other instrument to which such Member is a party or by which any property of such Member is otherwise bound or subject, except, in the case of this clause (B), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party or to materially impair such Member’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

(d) Unregistered Securities. Such Member understands that the Membership Interests, at the time of issuance or acquisition, will not be registered under the Securities Act or other applicable federal or state securities Laws. Such Member also understands that such Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations contained in this Agreement.

(e) Restricted Securities. Such Member understands that the Membership Interests to be acquired by such Member may not be sold, Transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely. Such Member understands that the Company has no present intention of registering the Membership Interests to be acquired by such Member. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to Transfer all or any portion of the Membership Interests to be acquired by it under the circumstances, in the amounts or at the times such Member might propose. In particular, such Member is aware that the Membership Interests may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 may be availability of current information to the public about the Company. Such information is not now available and the Company has no plans to make such information available.

(f) Accredited Investor or Employee. Such Member is: (i) an “Accredited Investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) a natural person and an employee of a member of the Company Group (or an entity 100% beneficially owned by such a natural person).

(g) Taxes. Such Member has reviewed with its own Tax advisors the U.S. federal, state and local and non-U.S. Tax consequences of an investment in Units and the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party. Such Member acknowledges and agrees that the Company is making no representation or warranty as to the U.S. federal, state or local or non-U.S. Tax consequences to such Member as a result of such Member’s acquisition of Units or the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party. Such Member understands that it shall be responsible for its own Tax liability that may arise as a result of such Member’s acquisition and ownership of Units.

ARTICLE VII

CAPITAL CONTRIBUTIONS; PREEMPTIVE RIGHTS;

NATURE OF MEMBERSHIP INTEREST

Section 7.1 Capital Contributions.

As of the Effective Date, there are 900,000 Class A Units outstanding and zero Class B Units outstanding. Schedule I sets forth the ownership of outstanding Units and may be amended from time to time by the Company to reflect the issuance of additional Class A Units or Class B Units.

Section 7.2 Additional Capital Contributions.

(a) No Member shall be required to make any additional Capital Contribution.

(b) The Company may issue additional Membership Interests to any Person with the approval of the Managing Member. The names and addresses of the Members shall be reflected in the books and records of the Company.

Section 7.3 Maintenance of Capital Accounts

(a) The Company shall maintain for each Member a separate Capital Account with respect to the Membership Interest owned by such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s share of Profits and items of income and gain allocated to such Member pursuant to Section 5.1 and Section 5.2, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(2);

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Member pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Member’s share of Losses and items of loss and deduction allocated to such Member pursuant to Section 5.1 and Section 5.2, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

(iii) In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Membership Interests; and

(iv) In determining the amount of any liability for purposes of Section 7.3(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(b) The foregoing Section 7.3(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Treasury Regulation. The Managing Member in its discretion, and to the extent otherwise consistent with the terms of this Agreement, shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

(c) On the Transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the Transferred Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(d) Except as otherwise required by the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 7.4 Capital Withdrawal Rights, Interest and Priority

Except as expressly provided in this Agreement, no Member shall be entitled to (a) withdraw or reduce such Member’s Capital Contribution or to receive any distributions from the Company, or (b) receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.

Section 7.5 No Preemptive Rights.

No Person shall have preemptive, preferential or other similar rights with respect to: (a) additional Capital Contributions; (b) issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company.

Section 7.6 Fully Paid and Non-Assessable Nature of Membership Interests.

All Membership Interests issued pursuant to, and in accordance with, the requirements of this ARTICLE VII shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act.

Section 7.7 Class B Unit Profits Interests.

The Class B Units have been, and may in the future be, issued for zero consideration in order to provide additional incentives for the holders of the Class B Units to build value for the Company and achieve its business goals. Each Class B Unit represents an interest in the Company of the nature commonly referred to as a “profits interest” (as described in Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191) (a “Profits Interest”), and represents an interest in future Company profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in the Company asset values as set forth in this Agreement.

ARTICLE VIII

MANAGEMENT AND OPERATION OF BUSINESS

Section 8.1 Establishment of the Board.

The number of directors (the “Directors”) constituting the board of directors of the Company shall be at least three and not more than twelve, unless otherwise fixed from time to time pursuant to action by the Managing Member. The Directors shall be elected or approved by the Managing Member. The Directors shall serve as Directors of the Company for their term of office established pursuant to Section 8.3.

Section 8.2 The Board; Delegation of Authority and Duties.

(a) Managing Members and Board. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, which shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by applicable law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. Except as otherwise provided for herein, the Managing Member hereby consents to the exercise by the Board of all such powers and rights conferred on it by the Act or otherwise by applicable law with respect to the management and control of the Company.

(b) Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, the Managing Member, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.

(c) Committees.

(i) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.

(ii) On or before the Listing Date, the Board shall have an audit committee comprised of at least one Director as of such Listing Date, at least two Directors within 90 days of the Listing Date and at least three Directors within one year of the Listing Date, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal national securities exchange on which a class of Partnership Interests of the Partnership are listed or admitted to trading, as amended from time to time. “Independent Director” shall mean Directors meeting independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and by the national securities exchange on which any class of Partnership Interests of the Partnership are listed or admitted to trading.

(d) Chairman of the Board. The Board may elect a chairman (the “Chairman”) of the Board. The Chairman of the Board, if elected, shall be a member of the Board and shall preside at all meetings of the Board and of the partners of the Partnership. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the Board. No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director.

Section 8.3 Term of Office.

Once designated pursuant to Section 8.1, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Managing Member. Notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by the Managing Member.

Section 8.4 Meetings of the Board and Committees.

(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. If no Chairman has been elected or is serving, the Board shall meet at such time and such place as a majority of the Directors may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman, a majority of the Directors (or a majority of the members of such committee) or the Managing Member upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member of a committee) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(c) Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 8.4(b), shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 8.5 shall be deemed to be acts of the Board (or such committee).

Section 8.5 Voting.

Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee) in respect of any matter shall require either (a) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present or (b) the written consent (in lieu of meeting) of the Directors (or members of such committee) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Board (or any committee) at which all Directors (or members of such committee) entitled to vote thereon were present and voted. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof. Except as expressly provided in this Agreement, the holders of Class B Units shall have no voting rights or rights to participate in the management of the Company in respect of such Class B Units.

Section 8.6 Responsibility and Authority of the Board.

(a) General. Except as otherwise provided in this Agreement, the relative authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of

Delaware. The Officers shall be vested with such powers and duties as are set forth in Section 9.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or applicable law.

(b) Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Managing Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Managing Member’s interests in the Company. The type of extraordinary matter referred to in the prior sentence which requires approval of the Managing Member shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company or a material Subsidiary thereof; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, the Partnership or a material Subsidiary thereof; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Partnership or a material Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iv) dissolution or liquidation of the Company or the Partnership; and (v) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Managing Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Managing Member or if a majority of the Directors that do not qualify as Independent Directors because of their affiliation with the Managing Member approve such matter. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Managing Member with respect to any action by the Board approved by the Managing Member.

(c) Member-Managed Decisions.

Notwithstanding anything herein to the contrary, the Managing Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the Partnership and its subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Managing Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, including the granting of Class B Units pursuant to an Incentive Award Agreement, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) the decision to sell, convey, transfer or pledge any asset of the Company, (v) the decision to amend, modify or waive any rights relating to the assets of the Company and (vi) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.

In addition, notwithstanding anything herein to the contrary, the Managing Member shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (1) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement, as opposed to its capacity as the general partner of the Partnership or (2) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion. For illustrative purposes, a list of provisions where the Company would be acting in its individual capacity or is permitted to act in its sole discretion is contained in Exhibit A hereto.

Section 8.7 Devotion of Time.

The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent appropriate, in their capacity as employees of the Company).

Section 8.8 Certificate of Formation.

The Managing Member caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Act and certain other certificates or documents it determined in its discretion to be necessary or appropriate for the qualification and operation of the Company in certain other states. The Board shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Board to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Board to be necessary or appropriate, the Board shall cause the Officers to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.

Section 8.9 Benefit Plans.

The Board may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices, or cause the Partnership to issue Partnership Interests, in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by any Group Member or any Affiliate thereof, in each case for the benefit of employees of the Company, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of any Group Member.

Section 8.10 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8.10, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 8.10 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 8.10(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8.10, that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 8.10.

(c) The indemnification provided by this Section 8.10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the Managing Member or its Affiliates for the cost of) insurance, on behalf of the Directors, the Officers, the Managing Member, its Affiliates, the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 8.10, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 8.10(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Managing Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 8.10 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 8.10 shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 8.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.11 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Managing Member or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(c) Any amendment, modification or repeal of this Section 8.11 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 8.11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.12 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act for and on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. The Managing Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by any Officer authorized by the Board shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of and in the name of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 8.13 Other Business of Members. Existing Business Ventures. The Managing Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Managing Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper or a breach of any duty.

(b) Business Opportunities. None of the Managing Member, any Director or any of their respective Affiliates shall be obligated to present any particular investment opportunity to the Company or the Partnership even if such opportunity is of a character that the Company, the Partnership or any of their respective Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Managing Member, each Director or any of their respective Affiliates shall have the right to take for such Person’s own account (individually or as a Member, Partner or fiduciary) or to recommend to others any such particular investment opportunity, and any such action shall not constitute a breach of any duty or otherwise existing at law in equity or otherwise.

ARTICLE IX

OFFICERS

Section 9.1 Officers.

(a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 9.1, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 9.1.

(b) Titles and Number. Such Officers may include, in the Board’s discretion, a Chief Executive Officer, one or more Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and any other Officers appointed pursuant to this Section 9.1. Any Person may hold two or more offices.

(i) Chief Executive Officer. The Board shall elect one individual to serve as the Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company. In general, the Chief Executive Officer, subject to the direction and supervision of the Board, shall be primarily responsible for the general management of the business of the Company and the Partnership and for implementing the policies and directives of the Board. The Chief Executive Officer shall have general and active management and control of the affairs and business and general supervision of the Company, and the Partnership and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of Chief Executive Officer of the Company and such other duties as may be prescribed from time to time by the Board. Each Chief Executive Officer shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, the Chief Executive Officer shall perform the duties of the Chairman, and the Chief Executive Officer, when so acting, shall have all of the powers of the Chairman.

(ii) President. The Board shall elect one or more individuals to serve as President. In general, each President, subject to the direction and supervision of the Board and the Chief Executive Officer, shall have general and active management and control of the affairs and business and general supervision of the Company, and the Partnership and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of President of the Company and such other duties as may be prescribed from time to time by the Board. Each President shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chief Executive Officer, or in the event of the Chief Executive Officer’s inability or refusal to act, a President shall perform the duties of the Chief Executive Officer, and each President, when so acting, shall have all of the powers of the Chief Executive Officer.

(iii) Vice Presidents. The Board, in its discretion, may elect one or more Vice Presidents. If a President does not have the role of chief financial officer of the Company, to have responsibility to oversee the financial operations of the Company, and the Partnership and its Subsidiaries, the Board shall elect one or more individuals to serve as Vice Presidents and chief financial officers. In the absence of any President or in the event of a President’s inability or refusal to act, the Vice President (or in the event there is more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of a President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon a President. Each Vice President shall perform such other duties as from time to time may be assigned by the Chief Executive Officer, a President or the Board.

(iv) Secretary and Assistant Secretaries. The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, of the Managing Member and of the Partners of the Partnership, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to such Person by this Agreement, the Board, the Chief Executive Officer or a President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(v) Treasurer and Assistant Treasurers. The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board, the Chief Executive Officer or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to such office and shall perform such other duties and have such other powers as this Agreement, the Board, the Chief Executive Officer or a President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Chief Executive Officer or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(c) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(d) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(e) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 9.2 Compensation.

The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

ARTICLE X

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 10.1 Records and Accounting.

The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (a) maintained on the basis of a fiscal year that is the calendar year and (b) maintained on an accrual basis in accordance with U.S. GAAP, consistently applied.

Section 10.2 Reports.

With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Managing Member:

(a) Within 120 days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year.

(b) Such federal, state and local income Tax Returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Managing Member on or before June 15 following the end of each calendar year of its income Tax Return with respect to such year.

Section 10.3 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1 Dissolution.

(a) The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon:

(i) an election to dissolve the Company by the Managing Member;

(ii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(iii) a merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

(b) No other event shall cause a dissolution of the Company.

Section 11.2 Effect of Dissolution.

Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Managing Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Managing Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 11.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 11.3 Application of Proceeds.

(a) Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(i) First, to the payment of debts and liabilities of the Company (including to the Managing Member to the extent permitted by applicable law) and the expenses of liquidation;

(ii) Second, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Managing Member, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(iii) Thereafter, to the holders of the Class A Units and Class B Units in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all prior periods and the current period.

(b) Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Treasury Regulation for which no actual liquidation occurs with a deemed recontribution by the Members of such deemed liquidating distributions to the continuing Company pursuant to this Agreement.

ARTICLE XII

TAXES

Section 12.1 Tax Returns.

The Company shall prepare and timely file all U.S. federal, state and local and foreign Tax Returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax Returns to be timely prepared and filed. The Company shall deliver to each Member within 75 calendar days after the end of the applicable Fiscal Year (or such longer period of time as is approved by the Managing Member) a good faith estimate of the amounts to be included on such Member’s Schedule K-1 and not later than 30 days prior to the due date (as extended) of the Company’s federal income Tax Return (or as soon as reasonably practicable thereafter) a final Schedule K-1 and such additional information as may be required by the Members in order to file their individual Tax Returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its Tax Returns. The Members agree to take all actions reasonably requested by the Company or the Tax Matters Member to comply with the Partnership Tax Audit Rules, including, where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Tax Matters Member.

Section 12.2 Tax Partnership.

It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 12.3 Tax Elections.

(a) The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or Tax Returns:

(i) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(iv) any other election the Managing Member may deem appropriate and in the best interests of the Members.

(b) Upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to elect out of the application of the company-level audit and adjustment rules of the Partnership Tax Audit Rules, if applicable. None of the Managing Member, the Members or the Company shall make any election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the provisions of the Partnership Tax Audit Rules governing “Subchapter C – Treatment of Partnerships” apply to any Tax Return of the Company filed for a taxable year beginning prior to January 1, 2018.

Section 12.4 Tax Matters Member.

The “tax matters partner” of the Company pursuant to Code Section 6231(a)(7), to the extent applicable for taxable years beginning before January 1, 2018, and the “partnership representative” of the Company to the extent applicable for purposes of the Partnership Tax Audit Rules, as applicable, the “Tax Matters Member” shall be the Managing Member. The Managing Member is hereby authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify its designation, pursuant to this Section 12.4, as the “partnership representative,” and each Member agrees to take such other actions as may be requested by the Managing Member to ratify or confirm such designation pursuant to this Section 12.4. The Tax Matters Member shall inform each other Member of all significant matters that may affect such Member that come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 20th day after (or if applicable, such shorter period as may be required by the appropriate statutory or regulation provisions) becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to (a) in the case of the Managing Member, at the address described below and (b) in the case of any other Member, to such address as reflected in the books and records of the Company. Any notice to the Company shall be deemed given if received by the Chief Executive Officer at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from the Managing Member or other Person if believed by it to be genuine.

If to the Managing Member:

OMP GP LLC

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention:   General Counsel

Facsimile:   (281) 404-9704

Section 13.2 Amendment.

This Agreement may not be amended, supplemented or restated except through a written instrument signed by the Managing Member; provided, that, (a) any amendment that would have an adverse effect on the rights or preferences of the holders of Class B Units must be approved in writing by the holders of not less than a majority of the Class B Units then outstanding and (b) any amendment that would treat any holder of Class B Units in a different manner than all the other holders of Class B Units must be approved in writing by the holder so affected.

Section 13.3 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 13.4 Applicable Law; Submission to Jurisdiction.

This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the Law of another jurisdiction. The Company and the Members (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Texas located in Harris County, Texas and to the federal courts located in Harris County, Texas, for the purpose of any suit, action or other proceeding arising out or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above described courts and (c) hereby waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above described courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE MEMBERS WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE MEMBERS AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE MEMBERS TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

Section 13.5 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.6 Third Party Beneficiaries.

The Managing Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[The Remainder of this Page Is Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

OMS HOLDINGS LLC

By:	Nickolas J. Lorentzatos
Name:	Nickolas J. Lorentzatos
Title:	Executive Vice President, General Counsel and Corporate Secretary

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OMP GP LLC

EXHIBIT A

The following are provisions of the Partnership Agreement where the Company is permitted to act in its sole discretion or would be acting in its individual capacity. Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Partnership Agreement.

(a) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business;

(b) Sections 4.6(a) and (b) (“Transfer of the General Partner’s General Partner Interest”), solely with respect to the decision by the Company to transfer its general partner interest in the Partnership;

(c) Section 5.7 (“Limited Preemptive Right”);

(d) Section 6.9 (“Entity-Level Taxation”);

(e) Section 7.6(d) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Securities and exercise rights related thereto);

(f) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;

(g) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights of the Company;

(h) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as General Partner of the Partnership and to giving notices required thereunder;

(i) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”);

(j) Section 13.2 (“Amendment Procedures”); and

(k) Section 15.1 (“Right to Acquire Limited Partner Interests”).

OMP GP LLC

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT A-1

EXHIBIT B

FORM OF INCENTIVE UNIT AWARD AGREEMENT

See attached.

OMP GP LLC

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT B-1

FORM OF INCENTIVE UNIT AWARD AGREEMENT

This Incentive Unit Award Agreement (this “Agreement”) is executed and agreed to as of                      (the “Effective Date”), by and between OMP GP LLC, a Delaware limited liability company (the “Company”), and                      (the “Grantee”). Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Amended and Restated Limited Liability Company Agreement of the Company dated May 22, 2017 (the “LLC Agreement”).

WHEREAS, the Grantee is currently an employee of Oasis Petroleum LLC, an Affiliate of the Company (the “Employer”);

WHEREAS, the LLC Agreement authorizes the issuance by the Company of Class B Units in the Company (“Class B Units”) to individuals employed by the Employer;

WHEREAS, subject to the terms and conditions set forth in this Agreement and the LLC Agreement, the Company desires to issue to the Grantee on the terms and conditions set forth herein, and the Grantee desires to accept on such terms and conditions, the series of Class B Units specified herein, which shall be designated as “Class B-[    ] Units;” and

WHEREAS, the Company and the Grantee each desire to agree to (i) forfeiture restrictions that will apply to the Class B-[    ] Units issued to the Grantee, (ii) call rights that will apply to the Class B-[    ] Units issued to the Grantee and (iii) the terms and conditions of such forfeiture restrictions and call rights.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, each of the Company and the Grantee hereby agrees as follows:

1. Issuance of Units. The Company hereby issues                      Class B-[    ] Units to the Grantee, effective as of the Effective Date. Each Class B-[    ] Unit has a threshold value of zero dollars ($0.00) (the “Threshold Value”). The Class B-[    ] Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law) and, therefore, the capital account associated with each such Class B-[    ] Unit at the time of its issuance is equal to zero dollars ($0.00). The Class B-[    ] Units issued by the Company to the Grantee pursuant to this Agreement are referred to herein as the “Awarded Units.”

2. Terms of Issuance.

(a) No provision contained in this Agreement shall entitle the Grantee to remain an employee or service provider of, or otherwise be affiliated with, the Employer, the Company or any of their respective Affiliates for any particular period of time.

(b) By the Grantee’s execution of this Agreement, the Grantee is hereby bound by the terms of the LLC Agreement as a Member. The Awarded Units are subject to all of the terms and restrictions applicable to Class B Units as set forth in the LLC Agreement and in this Agreement. Further, the Grantee has executed an Addendum Agreement substantially in the form attached as Exhibit C to the LLC Agreement (the “Addendum Agreement”), which Addendum Agreement is effective as of the Effective Date.

(c) The Grantee shall (i) make a timely election under Section 83(b) of the Code in substantially the form attached hereto as Exhibit A with respect to the Awarded Units that, as of the Effective Date, are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the Treasury regulations promulgated thereunder and (ii) consult with the Grantee’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. It is the Grantee’s sole responsibility, and not the responsibility of the Company or any of its Affiliates, to timely file an election under Section 83(b) of the Code even if the Grantee requests that the Company or any of its Affiliates or any of their respective managers, directors, officers, employees, agents or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) to assist in making such filing and even if any of such Persons agree to do so. The Grantee shall provide the Company, on or before the due date for filing such election, proof that such election has been timely filed. For the avoidance of doubt, the Grantee shall be solely responsible for any tax liability that may result from any failure to make a timely election under Section 83(b) of the Code with respect to the Awarded Units described in clause (i) of this Section 2(c). In the event that the Grantee fails to make a timely election under Section 83(b) of the Code with respect to such Awarded Units, the Grantee shall nonetheless be treated by the Company as the owner of such Awarded Units for federal income tax purposes in accordance with Revenue Procedure 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the United States Internal Revenue Service or other applicable law).

3. Unvested Awarded Units. All of the Awarded Units issued pursuant to this Agreement shall (a) initially be Unvested Class B Units under the LLC Agreement, (b) be subject to all of the restrictions on Unvested Class B Units (as well as on Class B Units, in general) under the LLC Agreement and (c) carry only such rights as are conferred on Unvested Class B Units under the LLC Agreement. Unvested Class B Units shall become Vested Class B Units in accordance with the provisions of Section 4.

4. Vesting of Awarded Units.

(a) The Awarded Units shall become Vested Class B Units under the LLC Agreement on the tenth anniversary of the Effective Date.

(b) Except as otherwise provided under the LLC Agreement, the Company shall have no right to call any of the Vested Class B Units at any time.

(c) Vested Class B Units shall (i) no longer be subject to the restrictions on Unvested Class B Units (but shall remain subject to the restrictions on Class B Units in general) under the LLC Agreement and (ii) carry all of the rights conferred on Vested Class B Units under the LLC Agreement.

(d) [For non-NEOs only: Upon the occurrence of a Change in Control of Oasis or a Change in Control of the Company, all Unvested Class B Units issued to the Grantee shall become Vested Class B Units as of the date of such Change in Control of Oasis or Change in Control of the Company, as applicable, so long as the Grantee has remained continuously employed by the Employer from the Effective Date through the date of such Change in Control of Oasis or Change in Control of the Company, as applicable.]

(e) Notwithstanding anything in this Agreement or the LLC Agreement to the contrary, the Board of Directors may at any time, (i) accelerate the vesting of all or any portion of the Unvested Class B Units issued to the Grantee and (ii) modify the number of Awarded Units subject to the Company’s call right upon a termination of Grantee’s employment with the Company.

5. Distributions. Notwithstanding anything in the LLC Agreement to the contrary, for two (2) years following the Effective Date, the Awarded Units shall not receive any distributions made pursuant to Article IV of the LLC Agreement. Following such two (2) year period, the Awarded Units shall be eligible for catch-up distributions in accordance with Section 4.1(b) of the LLC Agreement.

6. Forfeiture and Call of Awarded Units.

(a) If the Grantee ceases to be employed by the Employer as a result of the death or Disability of the Grantee, then the Company shall have the right (but not the obligation) to call, in accordance with Section 7, any or all of the Unvested Class B Units held by the Grantee on the date of such termination of employment at the Fair Market Value of such Unvested Class B Units, determined as of the date or such termination of employment.

(b) If the Grantee ceases to be employed by the Employer as a result of (x) the Employer’s or any other member of the Company Group’s termination of the Grantee’s employment without Cause or (y) the Grantee’s resignation for Good Reason, then:

(i) the Company shall have the right (but not the obligation) to call, in accordance with Section 7, a number of Unvested Class B Units determined in accordance with the following clauses (A) through (C) at the Fair Market Value of such Unvested Class B Units, determined as of the date of such termination:

(A) If Grantee is serving as an Executive Vice President or in any higher position with the Employer on the date of such termination, the number of Unvested Class B Units subject to the Company’s right to call shall be all of the Unvested Class B Units held by the Grantee on the date of such termination of employment;

(B) If Grantee is serving as a Senior Vice President of the Employer on the date of such termination, the number of Unvested Class B Units subject to the Company’s right to call shall be the number of Unvested Class B Units held by the Grantee on the date of such termination of employment multiplied by the Discount Percentage associated with the number of anniversaries of the Effective Date which have occurred on or prior to the date of such termination plus four (4) years and the appropriate Performance Tier based on actual distribution thresholds as of the date of such termination, determined in the Board’s sole discretion;

(C) If Grantee is serving as a Vice President of the Employer on the date of such termination, the number of Unvested Class B Units subject to the Company’s right to call shall be the number of Unvested Class B Units held by the Grantee on the date of such termination of employment multiplied by the Discount Percentage associated with the number of anniversaries of the Effective Date which have occurred on or prior to the date of such termination plus two (2) years and the appropriate Performance Tier based on actual distribution thresholds as of the date of such termination, determined in the Board’s sole discretion; and

(D) If Grantee is not serving as a Vice President or in any higher position with the Employer on the date of such termination, the number of Unvested Class B Units subject to the Company’s right to call shall be the number of Unvested Class B Units held by the Grantee on the date of such termination of employment multiplied by the Discount Percentage associated with the number of anniversaries of the Effective Date which have occurred on or prior to the date of such termination and the appropriate Performance Tier based on actual distribution thresholds as of the date of such termination, determined in the Board’s sole discretion; and

(ii) on the date of such termination, the Grantee shall forfeit, without consideration, all of the Unvested Class B Units which are not subject to the Company’s right to call in accordance with the preceding clause (i) and all rights arising from such Unvested Class B Units and from being a holder thereof.

(c) If the Grantee ceases to be employed by the Employer as a result of the Employer’s or any other member of the Company Group’s termination of the Grantee’s employment for Cause, then on the date of such termination, the Grantee shall forfeit without consideration all of the Awarded Units (including Awarded Units that remain Unvested Class B Units and Awarded Units that have become Vested Class B Units) and all rights arising from such Awarded Units and from being a holder thereof.

(d) If the Grantee ceases to be employed by the Employer as a result of the Grantee’s resignation without Good Reason, then (i) the Company shall have the right (but not the obligation) to call, in accordance with Section 7, a number of Unvested Class B Units equal to the number of Unvested Class B Units held by the Grantee on the date of such termination multiplied by the Discount Percentage associated with the number of anniversaries of the Effective Date which have occurred on or prior to the date of such termination and the appropriate Performance Tier, determined in the Board’s sole discretion, at the Fair Market Value of such Unvested Class B Units, determined as of the date of such termination and (ii) on the date of such termination, the Grantee shall forfeit, without consideration, all of the Unvested Class B Units which are not subject to the Company’s right to call in accordance with the preceding clause (i) and all rights arising from such Unvested Class B Units and from being a holder thereof.

(e) [For NEOs Only: If the Grantee ceases to be employed by the Employer within two (2) years following a Change in Control of Oasis or a Change in Control of the Company as a result of (i) the Employer’s or any other member of the Company Group’s termination of the Grantee’s employment without Cause or (ii) the Grantee’s resignation for Good Reason, then any Unvested Class B Units held by Grantee as of the date of such termination shall become Vested Class B Units.]

(f) For the avoidance of doubt, any Unvested Class B Units subject to the Company’s call right but that are not called within 120 days following the applicable Trigger Date (as defined below) shall become Vested Class B Units.

(g) The forfeiture of any Awarded Units subject to the terms and conditions of this Section 6 shall occur immediately and automatically (without further action of the Employer, the Company or any of its Subsidiaries, the Grantee or any other Person) upon the termination giving rise to such forfeitures (the date of such termination being the “Trigger Date”). Any Awarded Units that are forfeited or called pursuant to this Section 6 shall be automatically cancelled upon such forfeiture or call and shall not thereafter be treated as issued and outstanding for any purpose under this Agreement.

7. Procedure for Call of Unvested Class B Units.

(a) In order to exercise the Company’s right to call any Unvested Class B Units that are subject to call pursuant to Section 6, the Company shall deliver written notice (a “Call Notice”) to the Grantee, the Grantee’s legal representative or guardian, or the executor of the Grantee’s estate, as applicable (the “Holder”), no later than 120 days following the applicable Trigger Date. Such Call Notice shall identify the Unvested Class B Units to be called (the “Subject Units”) and set forth the call price of the Subject Units to be called by the Company (the “Purchase Price”). The Company’s determination of Fair Market Value shall be made by the Board of Directors and shall be final and binding on the Holder and the Company, and in the event the Holder disputes the Board of Directors’ determination of Fair Market Value such dispute shall be limited solely to whether the Board of Directors’ determination of Fair Market Value, if applicable was made in good faith.

(b) The closing of the call of the Subject Units shall occur as promptly as practicable, but no later than sixty (60) days after the Company’s delivery of a Call Notice. With respect to Subject Units called pursuant to Section 6, the Purchase Price for such Subject Units, if any, payable by the Company shall be made (i) in the form of a Company check payable to the Holder or (ii) by wire transfer of immediately available funds to an account designated by the Holder. The Holder shall not be entitled to receive the Purchase Price for the Subject Units unless and until the Holder timely executes (and does not revoke in any time provided to do so) a release of claims in a form acceptable to the Company. Upon the closing of the call of the Subject Units, the Subject Units shall automatically be cancelled without further action by the Company, the Holder or any other Person.

(c) The Holder shall execute and deliver all documentation and agreements reasonably requested by the Company to reflect a call of the Subject Units pursuant to this Agreement, but no failure of the Holder to execute or deliver any such documentation or to deposit the Company’s check or accept the Company’s wire transfer shall affect the validity of a call of the Subject Units pursuant to this Agreement. Following the consummation of a call of all or any portion of the Subject Units, the Grantee shall have no further interest or right in or to such Subject Units other than the right to receive the Purchase Price therefor in accordance with the terms of this Agreement.

(d) In connection with any call of the Subject Units hereunder, the Holder shall make customary representations and warranties concerning (i) the Holder’s valid title to and ownership of the Subject Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (ii) the Holder’s authority, power and right to enter into and consummate the sale of the Subject Units, (iii) the absence of any violation, default or acceleration of any agreement to which the Holder is subject or by which the Holder’s assets are bound as a result of the agreement to sell and the sale of the Subject Units, and (iv) the absence of, or compliance with, any governmental or third-party consents, approvals, filings or notifications required to be obtained or made by the Holder in connection with the sale of the Subject Units.

(e) Notwithstanding any other provision in this Agreement, if, prior to a Change in Control of Oasis, the Grantee ceases to be employed by the Employer for any reason other than for Cause and the Board of Directors, within one (1) year after such termination, determines that (i) the Grantee (or any of his or her transferees or Affiliates) has or had failed to abide by his, her or its continuing obligations to the Company or its Affiliates with respect to confidential information, non-competition, non-solicitation, intellectual property, or any other promise or agreement under any contract or other obligation with or to any member of the Company Group, or (ii) Cause exists or existed at any time on, prior to, or after such termination, then, in each case, (A) to the extent the Company has not previously called any or all of the Awarded Units, the Holder shall immediately forfeit without consideration all of the Awarded Units and all rights arising from such Awarded Units and from being a holder thereof and (B) to the extent that the Company has previously called any Awarded Units pursuant to this Section 7, all consideration for such Awarded Units previously paid by the Company shall be promptly returned by the Holder to the Company no later than 10 days following receipt of notice demanding such return.

(f) All securities issued to the Grantee in exchange for the Awarded Units shall continue to be subject to the forfeiture restrictions in accordance with Section 4(a) and the provisions of Section 6 and Section 7.

8. Representations and Warranties of the Grantee and the Company.

(a) The Grantee hereby represents and warrants to the Company as follows:

(i) Each of this Agreement, the Addendum Agreement, and the LLC Agreement constitutes a legal, valid and binding obligation of the Grantee, enforceable in accordance with its respective terms, as applicable, and the execution, delivery and performance of each of this Agreement, the Addendum Agreement, and the LLC Agreement by the Grantee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Grantee is a party or by which the Grantee is bound or any judgment, order or decree to which the Grantee is subject.

(ii) The Grantee has (x) received all the information the Grantee considers necessary in connection with the Grantee’s execution of this Agreement, the Addendum Agreement, and the LLC Agreement, and (y) had an adequate opportunity (1) to ask questions and receive answers from the Company and the Grantee’s independent counsel regarding the terms, conditions and limitations set forth in this Agreement, the Addendum Agreement, and the LLC Agreement and the business, properties, prospects and financial condition of the Company and its Affiliates and (2) to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Grantee or to which the Grantee had access.

(iii) The Grantee understands that the Awarded Units are not registered under the Securities Act on the ground that the grant provided for in this Agreement and the issuance of securities hereunder are exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof or pursuant to Rule 701 promulgated thereunder and cannot be disposed of unless (x) they are subsequently registered or exempted from registration under the Securities Act or applicable securities laws and (y) such disposition is permitted under this Agreement and the LLC Agreement.

(iv) None of the Company, its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) has provided any tax or legal advice to the Grantee regarding this Agreement and the Grantee has had an opportunity to receive sufficient tax and legal advice from advisors of the Grantee’s own choosing such that the Grantee is entering into this Agreement, the Addendum Agreement, and the LLC Agreement with full understanding of the tax and legal implications thereof.

(v) The representations and warranties of the Grantee set forth in this Agreement, the Addendum Agreement, and the LLC Agreement are true and correct.

(b) The Company hereby represents and warrants to the Grantee that each of this Agreement, the Addendum Agreement, and the LLC Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms, and that the execution, delivery and performance of each of this Agreement, the Addendum Agreement, and the LLC Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or by which the Company is bound or any judgment, order or decree to which the Company is subject.

9. General Provisions.

(a) Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile transmission to the number set forth below, if applicable, or sent by internationally-recognized overnight or second-day courier service with proof of receipt maintained, at the following address(es) (or any other address(es) that a party hereto may designate by written notice to the other party hereto, in accordance herewith, except that such written notice of any other address(es) shall be effective only upon receipt):

If to the Company to:

OMP GP LLC

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention:  General Counsel

Facsimile:  (281) 404-9704

If to the Grantee to:

Any such notice shall, if delivered personally or by facsimile, be deemed received upon delivery; and shall, if delivered by internationally-recognized overnight or second-day courier service, be deemed received on the second business day after being sent.

(b) Governing Law. This Agreement and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer such construction to the laws of another jurisdiction.

(c) Amendment and Waiver. The provisions of this Agreement may be amended or modified only with the prior written consent of the Company and the Grantee. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party hereto so waiving. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(d) Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

(e) Entire Agreement. This Agreement, the Addendum Agreement, and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. To the extent of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the LLC Agreement, on the other hand, the provisions of this Agreement shall control.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

(g) Successors and Permitted Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Grantee, the Company and their respective successors, permitted assigns and representatives, as the case may be (including subsequent holders of Awarded Units); provided, however, that the rights and obligations of the Grantee under this Agreement shall not be assignable except in connection with a transfer of the Awarded Units permitted under the LLC Agreement and this Agreement. Notwithstanding anything to the contrary in this Agreement or in the LLC Agreement, (i) each Awarded Unit initially issued to the Grantee by the Company pursuant hereto shall remain subject to the terms of the LLC Agreement, the Addendum Agreement, and this Agreement (including Sections 4, 6 and 7, which shall be applied based on the Grantee’s employment status rather than that of any holder of such Awarded Unit), regardless of who holds such Awarded Unit, and (ii) the effect that the employment or engagement of the Grantee by the Employer or any other member of the Company Group or events related to such employment or engagement have on the rights of and restrictions on such Awarded Units, including vesting and forfeiture, and the rights (including call rights) of the Company with regard to such Awarded Units, under this Agreement, the Addendum Agreement, and the LLC Agreement, shall not be altered by any transfer of such Awarded Units. For the avoidance of doubt, all transferees (including spouses and former spouses of the Grantee) shall be subject to Sections 4, 6, and 7 as if they were a party to this Agreement, regardless of the fact that any such transferee is not employed by the Employer.

(h) Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.

(i) Employment with the Employer. All references to “employed by the Employer” shall be construed as meaning “continuously employed by or providing services as, a director of, or consultant to one or more members of the Company Group”; provided, however, that if the Grantee ceases to be employed by all members of the Company Group, but continues providing services to one or more members of the Company Group following the termination of such employment, unless otherwise determined by the Board of Directors in writing, the Grantee shall be deemed to no longer be employed by the Employer as of the date of such termination of employment;

(j) Headings; References; Interpretation. All Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits attached hereto and not to any particular provision of this Agreement. All references herein to Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Exhibit attached hereto. All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(k) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(l) Deemed Resignations. Unless otherwise agreed to in writing by the Company and the Grantee, any termination of the Grantee’s employment with the Company shall constitute an automatic resignation of the Grantee as an officer of the Company, the Employer and each of their respective Affiliates (if applicable), and an automatic resignation of the Grantee from the board of directors or board of managers (or similar governing body) of the Company and from the board of directors or board of managers (or similar governing body) of all Affiliates of the Company or the Employer (if applicable) and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability company or other entity in which the Company holds a direct or indirect equity interest and with respect to which board of directors or board of managers (or similar governing body) the Grantee serves as the designee or other representative of the Company, the Employer or any of their respective Affiliates.

(m) Specific Performance. A breach of this Agreement by the Grantee would cause irreparable harm to the Company and its Subsidiaries, and the damages relating to any such breach may be difficult to calculate. As such, the Company shall be entitled to pursue specific performance and other equitable relief, including an injunction to prevent a breach of this Agreement, including with respect to the enforcement of the subject matter contained in Section 7. The remedies described in this paragraph shall not be deemed to be the exclusive remedies available to the Company for a breach by the Grantee of this Agreement, but shall be in addition to all other remedies available at law or equity.

(n) Spousal Provisions.

(i) If the Grantee is married on the Effective Date, then the Grantee shall cause his or her spouse to execute a spousal consent in the form set forth on the signature page hereto (the “Spousal Consent”) to evidence such spouse’s agreement and consent to abide by and be bound by the terms and conditions of each of this Agreement, the Addendum Agreement, and the LLC Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in the Awarded Units held by the Grantee. Notwithstanding the execution and delivery thereof, such Spousal Consent shall not be deemed to confer or convey to such spouse any rights in the Grantee’s Awarded Units that do not otherwise exist by operation of law or by agreement of the parties. If the Grantee should marry or remarry subsequent to the Effective Date, the Grantee shall, within thirty (30) days thereafter, obtain his or her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement, the Addendum Agreement, and the LLC Agreement by causing such spouse to execute and deliver a Spousal Consent. If any spouse of the Grantee fails to execute the Spousal Consent as required hereunder, until such time as the Spousal Consent is duly executed by such spouse, the Grantee’s economic rights associated with the Awarded Units will be suspended and not subject to recovery.

(ii) In the event of a property settlement or separation agreement between the Grantee and his or her spouse, to the extent any interest in or with respect to the Awarded Units is assigned to the Grantee’s spouse or former spouse, the Grantee shall use his or her best efforts to assign to such spouse or former spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Grantee was entitled with respect to the Awarded Units.

(iii) If a spouse or former spouse of the Grantee acquires all or a portion of the Awarded Units held by the Grantee as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Grantee to give or withhold such approvals with respect to any Awarded Units (for purposes of this Agreement, the LLC Agreement or otherwise) as the Grantee will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney. Furthermore, such spouse or former spouse agrees that the Company will have the right (but not the obligation) at any time to call all or any portion of the Awarded Units, if any, acquired by such spouse or former spouse at Fair Market Value, as determined by the Board of Directors as of the date the Company elects to so call such Awarded Units.

10. Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a) “Cause” shall have the meaning given such term in any employment agreement between the Grantee and any member of the Company Group or the Severance Plan, if Grantee is a participant thereunder; provided, however, that if there is no existing employment agreement between the Grantee and any member of the Company Group and the Grantee is not a participant in the Severance Plan, the term “Cause” shall mean a determination made in good faith by the Company that the Grantee (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for any member of the Company Group (other than due to the Grantee’s incapacity due to physical or mental illness), (iii) has breached any material provision of any agreement with any member of the Company Group, (iv) has engaged in conduct which is materially injurious to the Company or any member of the Company Group (including, without limitation, misuse or misappropriation of any member of the Company Group’s funds or other property), or (v) has committed an act of fraud. No act, nor failure to act, on the Grantee’s part shall be considered “willful” unless the Grantee has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Company Group. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Grantee after notice of termination is given by the Grantee shall constitute Cause.

(b) “Change in Control of Oasis” shall have the meaning given to the term “Change in Control” in the Oasis Amended and Restated 2010 Long Term Incentive Plan or any other similar successor plan of Oasis, as in effect from time to time.

(c) “Change in Control of the Company” shall mean the date upon which (i) Oasis no longer beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) at least 50% of (A) the then outstanding Units or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, and (ii) within one (1) year following the date in which the event in clause (i) occurs, more than one-half (1/2) of the members of the Board immediately prior to the event in clause (i) cease to be Employee Directors.

(d) “Disability” shall have the meaning given such term in any employment agreement between the Grantee and any member of the Company Group or the Severance Plan, if Grantee is a participant thereunder; provided, however, that if there is no existing employment agreement between the Grantee and any member of the Company Group and the Grantee is not a participant in the Severance Plan, the term “Disability” shall mean the Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(e) “Discount Percentage” shall be determined in accordance with the following table:

Performance Tier	Number of Anniversaries of the Effective Date
	1	2	3	4	5	6	7	8	9	10
Tier 1 – MLP Pays LP distribution < 15% above MQD	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Tier 2 – MLP pays LP distribution >15% above MQD	0%	4%	10%	19%	30%	35%	40%	45%	50%	55%
Tier 3 – MLP pays LP distribution >25% above MQD	0%	9%	20%	34%	50%	55%	60%	65%	70%	75%
Tier 4 – MLP pays LP distribution > 50% above MQD	0%	14%	31%	50%	72%	78%	83%	89%	94%	100%

(f) “Employee Director” means a member of the Board who is an employee of any member of the Company Group.

(g) “Fair Market Value” of a Class B Unit means, on the date of determination, (i) in the event the Class A Units are listed on a national securities exchange, the closing price of a Class A Unit, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Class A Units are so reported); (ii) if the Class A Units are not traded on a national securities exchange but are traded over the counter on such date, the average between the reported high and low bid and asked prices of Class A Units on the most recent date on which the Class A Units were publicly traded on or preceding the date of determination; or (iii) in the event the Class A Units are not publicly traded at the time of determination, the Board’s determination in good faith of the value of a Class A Unit that would reasonably be expected to be realized in an open market sale on arm’s length terms to a person who is not an Affiliate of the seller or the buyer, having regard to all relevant factors, but without regard to (A) the availability or lack of availability of a market for such Class A Unit or (B) any minority discount that would otherwise be applicable to such Class A Units.

(h) “Good Reason” shall have the meaning given such term in any employment agreement between the Grantee and any member of the Company Group or the Severance Plan, if Grantee is a participant thereunder; provided, however, that if there is no existing employment agreement between the Grantee and any member of the Company Group and the Grantee is not a participant in the Severance Plan, the term “Good Reason” shall mean, without the express written consent of the Grantee, the occurrence of one of the following arising on or after the Effective Date: (i) a material reduction in the Grantee’s base compensation, (ii) a material diminution in the Grantee’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which the Grantee must perform services to a location more than 50 miles from the location at which the Grantee normally performed services immediately before the relocation, or (iv) any other action or inaction that constitutes a material breach by the Company of its obligations under this Agreement. Neither a transfer of employment among the Company and any other member of the Company Group nor the Company or any other member of the Company Group entering into a co-employer relationship with a personnel services organization constitutes Good Reason. In the case of the Grantee’s allegation of Good Reason, (A) the Grantee shall provide notice to the Company of the event alleged to constitute Good Reason within thirty (30) days after the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If not remedied within that thirty (30) day period, the Grantee may submit a notice of termination, provided that the notice of termination must be given no later than thirty (30) days after the expiration of such thirty (30) day period; otherwise, the Grantee will be deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive the Grantee’s right to claim Good Reason with respect to future similar events.

(i) “Oasis” means Oasis Petroleum Inc.

(j) “Severance Plan” means the Amended and Restated Executive Change in Control and Severance Benefit Plan of Oasis, as in effect from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Award Agreement as of the date first written above.

OMP GP LLC

By:
Name:
Title:

GRANTEE

Printed Name:

SPOUSAL CONSENT

The Grantee’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of each of this Agreement, the Addendum Agreement, and the LLC Agreement and their binding effect upon any marital, elective share or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and the Grantee’s marital relationship for any reason shall not have the effect of removing any Class B Units otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

SPOUSE

Name:

SIGNATURE PAGE

TO

INCENTIVE UNIT AWARD AGREEMENT

EXHIBIT A

Section 83(b) Election Form

The undersigned taxpayer has received an award of incentive membership units (the “Property”) in a Delaware limited liability company that is treated as a partnership for U.S. federal income tax purposes. The Property is intended to constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. Notwithstanding the foregoing, in the event that (i) the Property constitutes a “capital interest” rather than a “profits interest” or (ii) the undersigned taxpayer disposes of the Property within two years following receipt thereof, the undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the Property at the time of transfer over the amount paid for the Property.

1.	The name, social security number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s Social
	Security Number:	- -

Taxpayer’s Address:

	Taxable Year:	Calendar Year

2.	The Property that is the subject of this election is Class B-[ ] Units in OMP GP LLC, a Delaware limited liability company.

3.	The Property was transferred to the Taxpayer on .

4.	The Property is subject to the following restrictions: The Class B-[ ] Units issued to the Taxpayer are subject to various transfer restrictions and repurchase rights and are subject to forfeiture in the event certain employment conditions are not satisfied.

5.	The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $0.00.

6.	The amount paid by the Taxpayer for the Property is $0.00.

7.	The amount to include in gross income is $0.00.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the Property was transferred.

Dated:
Taxpayer’s Signature

EXHIBIT C

FORM OF ADDENDUM AGREEMENT

This Addendum Agreement is made this     day of             , 20    , by and between                     (the “Unitholder”) and OMP GP LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of the Company dated as of May 22, 2017, including all exhibits and schedules thereto (as amended, supplemented and restated from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Membership Interests; and

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom Membership Interests of the Company are issued or Transferred must enter into an Addendum Agreement binding the Unitholder to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Unitholder and the Membership Interests to be acquired by the Unitholder as are imposed upon the Members under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Unitholder of the Membership Interests, the Unitholder acknowledges and agrees as follows:

1. The Unitholder has received and read the Agreement and acknowledges that the Unitholder is acquiring Membership Interests subject to the terms and conditions of the Agreement.

2. The Unitholder agrees that the Membership Interests acquired or to be acquired by the Unitholder are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and, from and after the date hereof, agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Unitholder were an original party to the Agreement and shall assume all obligations of a Member under the Agreement; provided, however, that the Unitholder’s joinder in the Agreement shall not constitute admission of the Unitholder as a Member unless and until the Unitholder is duly admitted as a Member in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

3. The Unitholder hereby represents and warrants, with respect to the Unitholder, as of the date hereof to the Company and the Members the matters set forth in ARTICLE VI of the Agreement and agrees to notify the Company promptly if any such representation or warranty becomes untrue at any time.

OMP GP LLC

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT C-1

4. Any notice required as permitted by the Agreement shall be given to Unitholder at the address listed beneath the Unitholder’s signature below.

5. The Unitholder is acquiring Class B Units.

6. The Unitholder acknowledges that the Units being acquired by the Unitholder shall be bound by and subject to all terms and conditions of the Agreement applicable to such Units and all terms and conditions of any Incentive Unit Award Agreement applicable to such Units.

7. The Unitholder agrees to provide such information and execute and deliver such documents with respect to itself and its direct and indirect beneficial owners as the Managing Member may from time to time reasonably request to verify the accuracy of the Unitholder’s representations and warranties herein, establish the identity of the Unitholder and the direct and indirect participants in its investment in Membership Interests and/or to comply with any Law to which the Company may be subject, including, without limitation, compliance with anti-money laundering Laws.

8. Neither this Addendum Agreement nor any of the rights, interests, or obligations of the Unitholder hereunder may be assigned by the Unitholder without the prior written consent of the Company.

9. THIS ADDENDUM AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION.

10. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ADDENDUM AGREEMENT.

[Signature Page Follows]

OMP GP LLC

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT C-2

IN WITNESS WHEREOF, the undersigned have executed this Addendum Agreement on the date first set forth above, with the Unitholder being admitted as a Member as of such date:

Unitholder

Address for notice purposes in accordance with Section 13.1 of the Agreement:

AGREED TO on behalf of the Members of the Company pursuant to Section 3.9 of the Agreement.

OMP GP LLC

By:
Name:
Title:

OMP GP LLC

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT C-3

SCHEDULE I

HOLDERS OF UNITS

Name	Class of Units	Number of Units Issued as of the Effective Date
OMS Holdings LLC	Class A Units	900,000

TOTAL		900,000

OMP GP LLC

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE I-1